EXHIBIT 99.1

OASIS ONLINE TECHNOLOGIES CORP SECURES THE FIRST $252,000 OF ITS PLANNED $1.2 MILLION CAPITAL FUNDRAISING

Oasis Online Technologies Corp. (OTCBB: OOLN) announced today it has closed on $252,000, or 21% of its total planned subscription of $1.2 million dollars. These subscriptions closed out the first $100,000 round at $0.10 (10 cents) per share and 76% of the second round at $0.20 (20 cents) per share.

Oasis' unique subscription structure allows the subscriber to commit to, and then make payments according to a pre-agreed funding schedule. The first scheduled payments have already been received by the Company. Investors in the financing entered into Subscription Agreements to purchase an aggregate of 1,760,000 newly-issued shares of the Company's common stock.

John Venette, CFO of Oasis, stated "Closing on the initial subscriptions was important, especially in the current economic environment. Since the Company's business plan has thus far been well received by our investors, we are optimistic that we can close on the remainder of our financing."

Erik J. Cooper, CEO of Oasis, commented, "Now that we have obtained some of our core technologies, and begun to secure capital, we can focus more energies on selling our products through our planned subsidiaries."

More detail about Oasis' subscription and business plan can be found in the Company's most recent SEC filings, as well as on the Company website at www.oasisotc.com.

ABOUT OASIS:

Oasis Online Technologies Corp. is focused on the acquisition and development of core technologies and products that are easily adapted to multiple market segments which require secure mobile storage of information and data that is convenient, portable, and can be used online or offline.. The Company's planned feature rich products will be designed and marketed to protect against or prevent fraud and identity theft while making transactions easier and faster. The company is currently researching technologies which apply to credit card transactions, online shopping, smart-chip enabled card applications, and ACH and EFT transactions.

Forward Looking Statements Disclaimer:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Oasis Online Technologies' expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon information available to Oasis Online Technologies, Inc. management as of the date hereof, and actual results may vary based upon future events, both within and without Oasis management's control. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.